UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2015

DEER VALLEY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Florida	000-05388	20-5256635
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

205 Carriage Street, Guin, AL	35570
(Address of principal executive offices)	(Zip code)

(205) 468-8400

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below of the Form 8-K if the filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Unless otherwise indicated or the context otherwise requires, all references below in this Current Report on Form 8-K to “we,” “us,” “Deer Valley” and the “Company” are to Deer Valley Corporation, a Florida corporation, together with its wholly-owned subsidiaries, Deer Valley Homebuilders, Inc., an Alabama corporation, and Deer Valley Finance, Corp., a Florida corporation. Specific discussions or comments relating to Deer Valley Corporation will reference “DVC,” those relating to Deer Valley Homebuilders, Inc. will be referred to as “DVHB”, and those relating to Deer Valley Finance Corp. will be referred to as “DVFC.”

Item 8.01.	Other Events

On August 17, 2015, Deer Valley renewed its existing revolving line of credit with Fifth Third Bank and reduced the maximum revolving principal limit from Five Million and No/100 Dollars to Two Million Five Hundred Thousand and No/100 Dollars (the “$2,500,000 Revolving Line”). The $2,500,000 Revolving Line provides on a revolving credit basis display model financing for dealers. The $2,500,000 Revolving Line matures on July 1, 2017 and has a variable interest rate of 4.00% above LIBOR.

On August 17, 2015, Deer Valley renewed its existing revolving line of credit with Fifth Third Bank, which provides for a maximum revolving principal limit of Three Million and No/100 Dollars ($3,000,000.00) (the “$3,000,000 Revolving Line”). The $3,000,000 Revolving Line provide for short term financing for the sale of retail units and short-term working capital needs. The $3,000,000 Revolving Line matures on July 1, 2017 and has a variable interest rate of 2.50% above LIBOR.

Item 9.01.	Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

10.01	Fifth Amendment To Revolving Credit Loan And Security Agreement ($2,500,000 Revolving Line)

10.02	Renewal Revolving Credit Note ($3,000,000 Revolving Line)

10.03	Fifth Amendment To Revolving Credit Loan And Security Agreement ($3,000,000 Revolving Line)

10.04	Renewal Revolving Credit Note ($3,000,000 Revolving Line)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEER VALLEY CORPORATION

By:	/s/ Steven Lawler
Name:	John Steven Lawler
Title:	Chief Financial Officer and Secretary
Dated:	August 17, 2015